 SCHEDULE 14A INFORMATION
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ALLOGENE THERAPEUTICS, INC.
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ALLOGENE THERAPEUTICS, INC.
210 East Grand Avenue
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 5, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 Annual Meeting of Stockholders (“Annual Meeting”) of Allogene Therapeutics, Inc., a Delaware corporation (the “Company”). The meeting will be held on June 5, 2020 at 10:00 a.m., Eastern Time. This year’s Annual Meeting will be a completely virtual meeting of stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2020 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:
1. To elect the Board of Directors’ three nominees for director named herein to hold office until the 2023 Annual Meeting of Stockholders.

2. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.
4. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 21, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors

David M. Tanen
Secretary
South San Francisco, California
April 23, 2020

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

ALLOGENE THERAPEUTICS, INC.
210 East Grand Avenue
South San Francisco, California 94080
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 5, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Allogene Therapeutics, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Allogene”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (“Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on June 5, 2020 at 10:00 a.m., Eastern Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2020, where you will be able to listen to the meeting live, submit questions and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on April 24, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 4, 2020.
Why are we holding a virtual Annual Meeting?
This year we have implemented a virtual format for our Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. Given the evolving situation relating to the COVID-19 pandemic, we believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our board of directors or management. During the Annual Meeting, we may answer questions submitted during the Annual Meeting and address those asked in advance, to the extent relevant to the business of the Annual Meeting, as time permits.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/ALLO2020. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 10:00 a.m. Eastern Time on June 5, 2020. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.
Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 21, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 125,310,920 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting at our headquarters located at 210 East Grand Avenue, South San Francisco, California 94080. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling (650) 457-2700 or writing to him at the address above. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name
If on April 21, 2020, your shares were registered directly in your name with Allogene’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote live online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 21, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:
• Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2023 Annual Meeting of Stockholders;
• Proposal 2: To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and
• Proposal 3: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote live online even if you have already voted by proxy.
• To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/ALLO2020, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).
• To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
• To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on June 4, 2020 to be counted.

• To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your proxy notice with your smartphone. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time, on June 4, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Allogene. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on April 21, 2020.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or live online at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director, for “One Year” as the preferred frequency for soliciting advisory stockholder approval of the compensation of our named executive officers as described in Proposal 2, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
• You may submit another properly completed proxy card with a later date.
• You may grant a subsequent proxy by telephone or through the internet.
• You may send a timely written notice that you are revoking your proxy to the Company’s Secretary at 210 East Grand Avenue, South San Francisco, California 94080.
• You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 25, 2020, to Attn: Secretary, 210 East Grand Avenue, South San Francisco, California 94080. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between February 5, 2021 and March 7, 2021. You are also advised to review the Company’s Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as votes “Against” each of the proposed voting frequencies. Abstentions will be counted towards the vote total for Proposal 3 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

For Proposal 2, regarding the advisory vote on the preferred frequency voting on the compensation paid to the Company’s named executive officers, the frequency receiving the highest number of affirmative votes of the shares represented live at the Annual Meeting or by proxy and entitled to vote on the item will be considered the frequency preferred by the stockholders. If you mark your proxy to “Abstain” from voting, it will only be counted for the purposes of determining the number of shares represented live or by proxy at the Annual Meeting.
To be approved, Proposal 3, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 125,310,920 shares outstanding and entitled to vote. Thus, the holders of 62,655,461 shares must be present at the meeting or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1
Election Of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of nine members. There are three directors in Class II, whose term of office expires at the Annual Meeting: Deborah Messemer, Todd Sisitsky and Owen Witte, M.D. Ms. Messemer, Mr. Sisitsky and Dr. Witte have been nominated for re-election at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement.

Ms. Messemer, Mr. Sisitsky and Dr. Witte, each current directors of the Company who were appointed as directors by our Board of Directors, were each recommended for nomination to the Board at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Since the three nominated directors each serve on the Nominating and Corporate Governance Committee, each nominee abstained from the vote on the recommendation by the Nominating and Corporate Governance Committee applicable to him or her. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2023 Annual Meeting of Stockholders, and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. It is our policy to invite directors and nominees for director to attend the Annual Meeting. All of our current directors attended our 2019 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.
The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.
The following is a brief biography of each nominee, each director whose term will continue after the Annual Meeting and each of our executive officers.

Nominees for Election for a Three-year Term Expiring at the 2023 Annual Meeting

Deborah Messemer, 62, has served as a member of our Board since September 2018. Ms. Messemer currently serves as director of PayPal Holdings, Inc. (since January 2019) and of Carbon, Inc. (since November 2018). Ms. Messemer is a certified public accountant and joined KPMG LLP (KPMG), the U.S. member firm of KPMG International, in 1982 and was admitted into the partnership in 1995. Most recently, she served as the Managing Partner of KPMG’s Bay Area and Northwest region until her retirement in September 2018. Ms. Messemer spent the majority of her career in KPMG’s audit practice as an audit engagement partner serving public and private clients in a variety of industry sectors. In addition to her operational and audit signing responsibilities, she has significant experience in SEC filings, due diligence, initial public offerings, mergers and acquisitions, and internal controls over financial reporting. Ms. Messemer is a member of the National Association of Corporate Directors and co-founder of the San Francisco Chapter of Women Corporate Directors. She has served on a number of non-profit and advisory boards including the Bay

Area Council, the San Francisco Committee on Jobs, the California Chamber of Commerce, the San Francisco Chamber of Commerce, the UC Berkeley Fisher Center Policy Advisory Board, San Francisco Ballet, and Posse. Ms. Messemer received a bachelor’s degree in accounting from the University of Texas at Arlington.

Our Nominating and Corporate Governance Committee and Board of Directors believes Ms. Messemer’s expertise in the accounting and finance industry, her experience advising public companies and her education provide her with the qualifications and skills to serve on our Board or Directors.

Todd Sisitsky, 48, has served as a member of our Board since April 2018. Mr. Sisitsky is Managing Partner of TPG Capital in the United States and European Union, where he co-leads the firm’s investment activities in healthcare services and pharmaceutical/medical device sectors. He has played leadership roles in connection with TPG’s investments in companies such as Aptalis Pharma, a GI-focused specialty pharmaceutical company, Biomet, a broad-based orthopedic product manufacturer, Exactech, an orthopedic implant manufacturer with a focus on extremities, hips and knees, Fenwal Transfusion Therapies, a blood product technologies business, IASIS Healthcare, a Tennessee-based acute care hospital company, Surgical Care Affiliates, an ambulatory surgery center business, HealthScope, a hospital and pathology company based in Australia, IMS Health, a leading global data services and consulting business to several segments of the healthcare industry, Immucor, a leading automated blood screening and testing business, and Par Pharmaceutical Companies, Inc. Mr. Sisitsky currently serves as director of Convey Health Solutions, Inc., a position he has held since September 2019, and IQVIA Holdings, Inc., a position he has held since April 2018. Mr. Sisitsky previously served as a director of Endo International plc from April 2016 to June 2019, Par Pharmaceutical Companies, Inc. from September 2012 to September 2015, IMS Health Holdings, Inc. from February 2010 until October 2016 and Surgical Care Affiliates, Inc. from June 2007 until March 2017. Mr. Sisitsky also serves on the board of directors of the global not-for-profit organization, Grassroot Soccer, as well as on the Dartmouth Medical School Board of Advisors, where he serves as chairman. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. He received an MBA from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar and earned his bachelor’s degree from Dartmouth College, where he graduated summa cum laude.
Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. Sisitsky’s expertise and experience in life science investing and the finance industry provide him with the qualifications and skills to serve on our Board of Directors.
Owen Witte, M.D., 70, has served as a member of our Board since April 2018. Dr. Witte previously served as a member of the board of directors of Kite Pharma, Inc. (“Kite”) from March 2017 until October 2017. Dr. Witte joined the UCLA faculty in 1980, where he is presently a University Professor of microbiology, immunology and molecular genetics, the UCLA David Saxon Presidential Chair in Developmental Immunology and the director of the Eli and Edythe Broad Center of Regenerative Medicine and Stem Cell Research. Dr. Witte was appointed a University Professor by the University of California Board of Regents, an honor reserved for scholars of the highest international distinction. Dr. Witte is a member of the National Academy of Sciences, the American Academy of Arts and Sciences, and the National Academy of Medicine. Dr. Witte currently serves on several editorial and advisory boards. He previously served on the board of directors for the American Association for Cancer Research. He was appointed by President Obama to the President’s Cancer Panel. Dr. Witte holds a bachelor’s degree from Cornell University and an M.D. from Stanford University. He completed postdoctoral research at the Massachusetts Institute of Technology.
Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Witte’s expertise and experience in cancer research, his experience in academia and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
The Board of Directors Recommends
A Vote “For” Each Named Nominee.
Directors Continuing in Office Until the 2021 Annual Meeting
Franz Humer, Ph.D., 73, has served as a member of our Board since April 2018. Dr. Humer is Chairman of the board of directors of the International Centre for Missing and Exploited Children and Chairman of the Humer Foundation. Dr. Humer previously served as a member of the board of directors of Kite from September 2015 until October 2017. He also served as an independent director of Citigroup Inc. from 2012 until 2018, and Chugai Pharmaceuticals Ltd. (Japan) from 2002 until 2014. He served as Chairman of Diageo plc from 2005 to 2017. In addition, Dr. Humer served as Head of Pharmaceuticals and then as Chief Operating Officer of F. Hoffmann-La Roche Ltd. from 1996 to 1998, prior to serving as Chief Executive Officer of Roche Group from 1998 to 2001 and later as chairman and Chief Executive Officer from 2001 to 2008. His tenure as Chairman of Roche Holding Ltd. extended from 2008 to 2014. Before joining Roche Group, he served on the board of Glaxo Holdings plc and was responsible for research, business development, manufacturing, commercial strategy, and all non-US operations for 13 years. In 1973, Dr. Humer joined Schering Plough Corporation where he held various General Management positions in Latin America and Europe. Dr. Humer attended the University of Innsbruck, where he obtained a Ph.D. in Law, and INSEAD in Fontainebleau, where he obtained an MBA.

Our Nominating and Corporate Governance Committee and Board of Directors believes that Dr. Humer’s expertise and experience in life sciences, his experience as a director of other companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
Joshua Kazam, 43, has served as a member of our Board since November 2017. Mr. Kazam served as our President from November 2017 until June 2018. He was a founder of Kite and served as a member of Kite’s board of directors from Kite’s inception in June 2009 until October 2017. In June 2009, Mr. Kazam co-founded Two River Consulting, LLC, a life-science consulting and investment firm. Mr. Kazam has served on the board of Vision Path, Inc. (d/b/a Hubble Contacts) since May 2016, ByHeart, Inc. since November 2016, Kronos Bio, Inc. since June 2017, Breakthrough Properties LLC and Breakthrough Services LLC since April 2019, and Flying Eagle Acquisition Corp. since February 2020. Mr. Kazam previously served as a director of Diamond Eagle Acquisition Corp. from January 2019 until April 2020, Capricor Therapeutics, Inc. from May 2005 until May 2019 and Platinum Eagle Acquisition Corp. from January 2018 to March 2019. Platinum Eagle Acquisition Corp., Diamond Eagle Acquisition Corp. and Flying Eagle Acquisition Corp. are blank check companies formed for the purpose of effecting a business combination with one or more businesses. Mr. Kazam has served as the President of Desert Flower Foundation since June 2016. Mr. Kazam received his bachelor’s degree in Entrepreneurial Management from the Wharton School of the University of Pennsylvania and is a Member of the Wharton School’s Undergraduate Executive Board.
Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. Kazam’s expertise and experience in the life sciences and venture capital industries and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
John DeYoung, 57, has served as a member of our Board since April 2018. Mr. DeYoung is Vice President of Worldwide Business Development for Pfizer’s Oncology Business Unit. He is a member of Pfizer’s Oncology Leadership Team and its Worldwide Business Development Leadership Team. Mr. DeYoung joined Pfizer in 1991 and has held leadership positions in Finance, Marketing, Commercial Development and Business Development. Mr. DeYoung received his bachelor’s degree in business from Michigan State University in 1985 and his MBA from the University of Chicago in 1990.
Our Nominating and Corporate Governance Committee and Board of Directors believes Mr. DeYoung’s expertise and experience in the life sciences and his financial background provide him with the qualifications and skills to serve on our Board of Directors.

Directors Continuing in Office Until the 2022 Annual Meeting

Arie Belldegrun, M.D., FACS, 70, is a co-founder of Allogene and has served as Executive Chairman of our Board since November 2017. From March 2014 until October 2017 Dr. Belldegrun served as the President and Chief Executive Officer of Kite and as a director from June 2009 until October 2017. Dr. Belldegrun currently serves as Chairman of Urogen Pharma, Ltd., a position he has held since December 2012, as Chairman and Partner of Two River Consulting, LLC, a position he has held since June 2009, as Chairman of the Board of Directors of Kronos Bio, Inc., a position that he has held since June 2017, as a director of Breakthrough Properties LLC and Breakthrough Services LLC, a position he has held since April 2019, and as a director of ByHeart, Inc., a position he has held since October 2019. Dr. Belldegrun has also served as Senior Managing Director of Vida Ventures, LLC since November 2017. Dr. Belldegrun previously served as a director of Teva Pharmaceutical Industries Ltd. from March 2013 until January 2017, Chairman of Arno Therapeutics, Inc. from March 2008 until January 2017, a director of Capricor Therapeutics, Inc. from September 2009 until November 2013, and a director of SonaCare Medical, LLC from October 2009 until October 2014. In 1996, he founded Agensys, Inc., a biotechnology company, where he served as its founding Chairman from 1996 to 2001, and continued to serve on the board until 2007 when it was acquired by Astellas Pharma Inc. Dr. Belldegrun was also the Founding Vice-Chairman of the board of directors and Chairman of the scientific advisory board of Cougar Biotechnology, Inc., a biotechnology company, from 2003 to 2009, when it was acquired by Johnson & Johnson. He is certified by the American Board of Urology and is a Fellow of the American College of Surgeons and the American Association of Genitourinary Surgeons. Dr. Belldegrun is Professor of Urology, holds the Roy and Carol Doumani Chair in Urologic Oncology, and Director of the Institute of Urologic Oncology at the David Geffen School of Medicine at the University of California, Los Angeles (“UCLA”). Prior to joining UCLA in October of 1988, he was a research fellow at NCI/NIH in surgical oncology and immunotherapy from July 1985 to August 1988 under Dr. Steven Rosenberg. Dr. Belldegrun received his M.D. from the Hebrew University Hadassah Medical School in Jerusalem before completing his post graduate studies in Immunology at the Weizmann Institute of Science and his residency in Urologic Surgery at Harvard Medical School.
Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Belldegrun’s expertise, experience, and track record in forming successful companies in immuno-oncology as well as his expertise as a urological oncologist provide him with the qualifications and skills to serve on our Board of Directors.
David Chang, M.D., Ph.D., 60, is a co-founder of Allogene and has served as our President and Chief Executive Officer and as a member of our Board since June 2018. Prior to joining us, Dr. Chang served as the Chief Medical Officer and Executive Vice President, Research and Development of Kite from June 2014 until March 2018. Dr. Chang previously held senior positions at Amgen

Inc., a biopharmaceutical company, including Vice President, Global Development from July 2006 to May 2014, Senior Director, Oncology-Therapeutics from July 2005 to June 2006 and Director, Medical Sciences from December 2002 to June 2005. Prior to that, he was an Associate Professor at the University of California, Los Angeles School of Medicine. He has also served as a Venture Partner of Vida Ventures, LLC since November 2017, and Two River Consulting, LLC since October 2017. Dr. Chang obtained a B.S. in Biology from the Massachusetts Institute of Technology and an M.D. and Ph.D. from Stanford University.
Our Nominating and Corporate Governance Committee and Board of Directors believes Dr. Chang’s expertise and experience in the life sciences, including his work in immuno-oncology and his educational background, provide him with the qualifications and skills to serve on our Board of Directors.
David Bonderman, 77, has served as a member of our Board since April 2018. He is a Founding Partner of TPG, a global alternative asset firm, established in 1992. Mr. Bonderman currently serves on the board of directors of the following public company: RyanAir Holdings, plc, a major airlines company, of which he has been Chairman since August 1996. Mr. Bonderman previously served on the board of directors of the following public companies: China International Capital Corporation Limited (from November 2010 to December 2019); TPG Pace Holdings Corp. (from April 2017 to November 2019); TPG Pace Energy Holdings Corp. (from April 2017 to July 2018); Energy Future Holdings Corp. (from October 2007 to March 2018); Kite Pharma, Inc. (from February 2011 to October 2017); Caesars Entertainment Corporation (from January 2008 to October 2017); Pace Holdings Corp. (f/k/a Paceline Holdings Corp.) (from September 2015 to March 2017); General Motors Company (from July 2009 to June 2014); JSC VTB Bank (from March 2011 to June 2014); and CoStar Group, Inc., a commercial real estate information company (from May 1995 to June 2015). Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (RMBG), now doing business as Keystone Group, L.P., in Fort Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University, and from 1968 to 1969, he was Special Assistant to the U.S. Attorney General in the Civil Rights division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans, Louisiana. Mr. Bonderman holds a bachelor's degree from the University of Washington and a J.D. from Harvard Law School. Mr. Bonderman graduated magna cum laude from Harvard Law School where he was a member of the Harvard Law Review and Sheldon Fellow.
Our Nominating and Corporate Governance Committee and Board of Directors believes that Mr. Bonderman’s expertise and experience as a director of other public companies and his educational background provide him with the qualifications and skills to serve on our Board of Directors.
Executive Officers
Set forth below is biographical information for each of our executive officers other than Dr. Chang, whose biographical information is set forth above
Eric Schmidt, Ph.D., 51, has served as our Chief Financial Officer since June 2018. Prior to joining us, Dr. Schmidt was a Managing Director and Senior Research Analyst at Cowen and Company, LLC. He joined Cowen as a Research Analyst in 1998 where he covered biotechnology stocks until June 2018. He was previously a Vice President and Research Analyst for UBS Securities. He has also served on the board of directors for Relmada Therapeutics, Inc. since December 2019. Dr. Schmidt obtained a Bachelor of Arts in Chemistry from the University of Pennsylvania and a Ph.D. in Biology from the Massachusetts Institute of Technology, where he serves on the Visiting Committee for the Department of Biology.

Rafael G. Amado, M.D., 56, has served as our Executive Vice President of Research and Development and Chief Medical Officer since September 2019. Prior to joining us, Dr. Amado served as President, Research & Development, at Adaptimmune Therapeutics plc from August 2018 to August 2019 and as Chief Medical Officer at Adaptimmune from March 2015 to August 2018. He has over 15 years of experience within the biotech and pharmaceutical industries. Dr. Amado formerly served as Senior Vice President and Head of Oncology R&D at GSK, where he was responsible for integrating oncology R&D activities, from drug target identification to clinical development and registration globally. During his tenure, Dr. Amado oversaw in the development of numerous products across multiple geographies. Prior to joining GSK, Dr. Amado was Executive Director of Therapeutic Oncology at Amgen where he was responsible for development activities of several assets, including the development of products in molecularly characterized tumors. Dr. Amado trained as a Hematologist/Oncologist at the University of California, Los Angeles, where he remained as faculty until joining Amgen. He holds an M.D. from the University of Seville School of Medicine, and performed his residency in Internal Medicine at Michael Reese Hospital, a formerly University of Chicago Affiliated Hospital, and his fellowship in Hematology/Oncology at the University of California, Los Angeles.

Alison Moore, Ph.D., 53, has served as our Chief Technical Officer since June 2018. Prior to joining us, she most recently served as Senior Vice President, Process Development at Amgen Inc. from January 2013 until June 2018. Dr. Moore has previously held senior roles at Amgen in Operations Technology from January 2013 until August 2014, Process and Product engineering from January 2011 until January 2013, and Corporate Manufacturing from August 2008 until December 2010. Prior to these positions, she was Vice President, Site Operations at Amgen’s Fremont, California, manufacturing facility, from March 2006 until August of 2008. Before joining Amgen, from 2005 to 2006, Dr. Moore was a Director in Chemistry, Manufacturing and Controls, and Regulatory Affairs at Genentech, Inc. Prior to Genentech, she was a Postdoctoral Research Fellow at the Medical University of Lübeck, Germany. Dr. Moore holds both a bachelor’s degree in Pharmacology with Honors and a Ph.D. in Cell Biology from Manchester University, England.

Veer Bhavnagri, 37, has served as our General Counsel since May 2018, which our Board of Directors elevated to an executive position in April 2020. Mr. Bhavnagri also serves as the Company’s Compliance Officer. Prior to joining us, Mr. Bhavnagri served as the Vice President, Corporate Counsel, of Kite from November 2014 until January 2018. Prior to joining Kite, Mr. Bhavnagri was a senior associate at Cooley LLP. Previously, Mr. Bhavnagri was an associate in the New York and Sydney offices of Sullivan & Cromwell LLP. Mr. Bhavnagri received a J.D., magna cum laude, from the University of Michigan Law School. He received an A.B. in mathematical economics and political science, with honors, from Brown University. Mr. Bhavnagri is admitted to practice law in New York and California.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Belldegrun, Mr. Kazam and Dr. Chang are, and all of our former directors who served during any portion of the last fiscal year were, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Belldegrun, Mr. Kazam and Dr. Chang, had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board is currently chaired by Dr. Belldegrun, who has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Executive Chairman has substantial ability to shape the work of the Board. We believe that separation of the positions of Executive Chairman and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we have a separate chair for each committee of our Board. The chair of each committee is expected to report periodically to our Board on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.
In addition, Mr. Bonderman serves as our lead independent director. As lead independent director, Mr. Bonderman presides over periodic meetings of our independent directors, serves as a liaison between our Executive Chairman and the independent directors and performs such additional duties as set forth in our bylaws and as our Board may otherwise determine and delegate.
Board Qualifications
Experience and Expertise: Our Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe the board is well-rounded, with a balance of relevant perspectives and experience, as illustrated in the following chart.

Active or Retired Public Company CEO or CFO: 3
Financial Expertise: 8
Scientific and Academic: 4
Biotech Industry: 9
Global Strategy and Operations: 6
Public Company Governance: 8
Government and Public Policy: 3
Commercial and Market Access: 4
Capital Markets: 8
Digital and Technology: 3

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our nine directors range in age from 43 to 77 and include one woman and one minority.

Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the Company, our shareholders, and other constituencies.

Role of the Board in Risk Oversight
One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through the Audit Committee. The Audit Committee receives reports from management periodically regarding our assessment of risks. In addition, the Audit Committee reports regularly to our Board of Directors, which also considers our risk profile. The Audit Committee and our Board of Directors focus on the most significant risks we face and our general risk management strategies. While our Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and our Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of our Board of Directors in its oversight of its business and affairs, supports this approach.

As a result of the COVID-19 pandemic, we have and may in the future experience disruptions that could severely impact our business, preclinical studies and clinical trials. Given the evolving nature of the pandemic, our senior management and our Board of Directors are communicating more frequently to monitor potential business impacts and further strategic planning.
Meetings of The Board of Directors
The Board of Directors met four times during the last fiscal year. Each Board member attended at least 90% of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member, provided that one Board member attended 75% of the aggregate number of meetings of the Board and of the committees on which he served.

Information Regarding Committees of the Board of Directors
The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and International and Business Development Oversight Committee. The following table provides membership and meeting information for 2019 for each of the foregoing Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance	International and Business Development Oversight Committee (1)
Arie Belldegrun, M.D., FACS
David Bonderman		X*
David Chang, M.D., Ph.D.
John DeYoung		X		X
Franz Humer, Ph.D.	X*	X		X*
Joshua Kazam				X
Deborah Messemer	X		X
Todd Sisitsky	X		X
Owen Witte, M.D.			X*
Total meetings in 2019	6	4	3	1
* Committee Chairperson
(1) The International and Business Development Oversight Committee was formed in September 2019.
Below is a description of each committee of the Board of Directors.
The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:
• evaluating the performance, independence and qualifications of our independent registered public accounting firm and determining whether to retain our existing independent registered public accounting firm or engage a new independent registered public accounting firm;
• reviewing and approving the engagement of the independent registered public accounting firm to perform audit services and any permissible non-audit services;
• monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;
• prior to engagement of any independent registered public accounting firm, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent registered public accounting firm;
• reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent registered public accounting firm and management;

• reviewing, with our independent registered public accounting firm and management, significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;
• reviewing with management and our independent registered public accounting firm any earnings announcements and other public announcements regarding material developments;

• establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;
• preparing the report that the SEC requires in our annual proxy statement;
• reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;
• reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are implemented;
• reviewing on a periodic basis our investment policy; and
• reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee charter.
The Audit Committee is composed of three directors: Dr. Humer, Ms. Messemer and Mr. Sisitsky. Dr. Humer serves as the chair of our Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.allogene.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board of Directors has also determined that Dr. Humer and Ms. Messemer each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each of Dr. Humer’s and Ms. Messemer’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Dr. Franz Humer, Ph.D. (Chair)
Ms. Deborah Messemer
Mr. Todd Sisitsky
* The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee is composed of three directors: Mr. Bonderman, Dr. Humer and Mr. DeYoung. Mr. Bonderman serves as the chair of our Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.allogene.com.
The functions of the Compensation Committee include, among other things:
• reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board regarding) our overall compensation strategy and policies;
• reviewing and making recommendations to the full Board regarding the compensation and other terms of employment of our executive officers;

• reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;
• reviewing and approving (or if it deems it appropriate, making recommendations to the full Board regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;
• evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;
• reviewing and making recommendations to the full Board regarding the type and amount of compensation to be paid or awarded to our non-employee board members;
• establishing policies with respect to votes by our stockholders to approve named executive officer compensation as required by Section 14A of the Exchange Act and determining our recommendations regarding the frequency of advisory votes on named executive officer compensation, to the extent required by law;
• reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;
• administering our equity incentive plans;
• establishing policies with respect to equity compensation arrangements;
• reviewing the competitiveness of our executive compensation program and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;
• reviewing and making recommendations to the full Board regarding the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;
• reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC, to the extent such caption is included in any such report or proxy statement;
• preparing the report from the Compensation Committee that the SEC requires in our annual proxy statement; and
• reviewing and assessing on an annual basis the performance of the Compensation Committee and the Compensation Committee charter.

Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, General Counsel, Secretary and Compensia, Inc. (“Compensia”), the Compensation Committee’s compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq that did not raise a conflict of interest, the Compensation Committee engaged Compensia as a compensation consultant. The Compensation Committee requested that Compensia review industry-wide compensation practices and trends to assess the competitiveness of our executive and non-employee director compensation programs.

As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Compensia also meets with certain members of management and human resources to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Compensia ultimately developed recommendations primarily pertaining to our peer group and executive and non-employee director compensation determinations that were presented to the Compensation Committee for its consideration and to the Board for its information. Following an active dialogue with Compensia, the Compensation Committee recommended that the Board approve certain recommendations of Compensia.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for:
• identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board;
• determining the minimum qualifications for service on our Board of Directors;
• evaluating director performance on the board and applicable committees of the board and determining whether continued service on our board is appropriate;
• evaluating, nominating and recommending individuals for membership on our Board of Directors;
• evaluating nominations by stockholders of candidates for election to our Board of Directors;
• considering and assessing the independence of members of our Board of Directors;
• developing a set of corporate governance policies and principles, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;
• considering questions of possible conflicts of interest of directors as such questions arise; and
• reviewing and evaluating on an annual basis the performance of the Nominating and Corporate Governance Committee and the Nominating and Corporate Governance Committee charter.
The current members of the Nominating and Corporate Governance Committee are Ms. Messemer, Mr. Sisitsky and Dr. Witte. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Witte serves as the chair of our Nominating and Corporate Governance Committee.
The Nominating and Corporate Governance Committee believes that the candidates for director, both individually and collectively, have the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee considers our current needs, and the needs of the Board of Directors, to maintain a balance of knowledge, experience, capability, race, gender, geography, thought, viewpoints, backgrounds, skills, and expertise. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity (including with respect to race, gender, geography, thought, viewpoints, and backgrounds), age, skills and such other factors as it deems appropriate given our current needs and the needs of the Board of Directors, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. To the extent any search firm is retained to assist the Nominating and Corporate Governance Committee in seeking candidates for the Board, the search firm will be instructed to seek to include diverse candidates in terms of race, gender, geography, thought, viewpoints, backgrounds, skills, experience, and expertise from, among other areas, professional and academic areas relevant to the Company’s area of focus. In addition, the Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 210 East Grand Avenue, South San Francisco, California 94080, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s Annual Meeting. Submissions must include, among other things, (1) the name and address of the stockholder on whose behalf the submission is made; (2) number of our shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by our Amended and Restated Bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as our independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.
The Nominating and Corporate Governance Committee charter can be found on our website at www.allogene.com.
International and Business Development Oversight Committee
Our International and Business Development Oversight Committee consists of Dr. Humer, as chair, and Mr. DeYoung and Mr. Kazam. The purpose of the International and Business Development Oversight Committee is to assist our Board of Directors in fulfilling our Board of Directors' responsibilities to (1) oversee our international and business development strategic planning, and (2) review and evaluate any of our specific strategic initiatives, including the risks and opportunities relating to such initiatives.

Stockholder Communications With The Board Of Directors
The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn: Secretary, 210 East Grand Avenue, South San Francisco, California 94080. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).
Code of Ethics
The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.allogene.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Advisory Vote on the Frequency of Solicitation of
Advisory Stockholder Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking its stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. Our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well into the compensation year, and because the different elements of our executive compensation program are designed to operate as part of an integrated program, it may not be appropriate or feasible to modify our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.

Accordingly, our Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for every year, every two years or every three years.

While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. We will consider the frequency approved by the highest number of votes cast by stockholders entitled to vote on this proposal to be the frequency preferred by our stockholders.

Our Board of Directors and the Compensation Committee value the opinions of our stockholders in this matter, and, to the extent there is any significant vote in favor of one frequency over the other options, our Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us or our Board of Directors, our Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.

The Board of Directors Recommends
A Vote In Favor of One Year For Proposal 2

Proposal 3
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 2017. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of accounting firm.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and December 31, 2019 by Ernst & Young LLP, the Company’s principal accountant.

	Fiscal Year Ended
	2019	2018
	(in thousands)
Fee Category
Audit fees(1)	$1,228	$1,518
Audit-related fees(2)	—	75
Tax fees	—	—
All other fees(3)	4	2
Total fees	$1,232	$1,595
(1) Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with the Company’s initial public offering and at the market offering including comfort letters and consents.
(2) Audit-related fees consist of fees related to the adoption of a new lease accounting standard (codified in ASC 842).
(3) All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.
Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent registered public accounting firm that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings.
The Board Of Directors Recommends
A Vote “For” Proposal 3.

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2020 by: (i) each director; (ii) each of the Company’s named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.
The table is based upon information supplied by officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by the Company. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 125,262,537 shares outstanding on March 31, 2020, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 31, 2020. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Pfizer Inc.(1)	22,032,040	17.6%
Entities affiliated with TPG Group Holdings (SBS) Advisors, Inc.(2)	21,216,306	16.9%
Seaview Trust(3)	8,592,608	6.9%
Gilead Sciences, Inc.(4)	7,486,689	6.0%
Capital Research Global Investors(5)	6,542,678	5.2%
Directors and Named Executive Officers
David Bonderman(6)	21,216,306	16.9%
Arie Belldegrun, M.D., FACS(7)	7,393,303	5.9%
David Chang, M.D., Ph.D.(8)	5,383,363	4.3%
Joshua Kazam(9)	990,703	*
Franz Humer, Ph.D.(10)	258,620	*
Deborah Messemer(11)	242,560	*
Owen Witte, M.D.(12)	247,207	*
Todd Sisitsky	—	—
John DeYoung	—	—
Eric Schmidt, Ph.D.(13)	1,431,321	1.1%
Alison Moore, Ph.D.(14)	946,535	*
Rafael Amado, M.D.(15)	271,093	*
All current executive officers and directors as a group (13 persons)(16)	39,156,916	31.3%

* Represents beneficial ownership of less than 1%.
(1) Consists of 22,032,040 shares of common stock held by Pfizer Inc. (“Pfizer”). The address of Pfizer is 235 E. 42nd Street, New York, NY 10017. This information is based on the Schedule 13D filed on October 22, 2018 with the SEC.
(2) Consists of an aggregate of 21,216,306 shares of common stock. TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”) is the sole member of TPG Group Holdings (SBS) Advisors, LLC, a Delaware limited liability company, which is the general partner of TPG Group Holdings (SBS), L.P., a Delaware limited partnership, which is the sole member of TPG Holdings I-A, LLC, a Delaware limited liability company, which is the general partner of TPG Holdings I, L.P., a Delaware limited partnership, which is the sole member of each of (i) TPG GenPar VII Advisors, LLC, a Delaware limited liability company, and (ii) The Rise Fund GenPar Advisors, LLC, a Delaware limited liability company. TPG GenPar VII Advisors, LLC is the general partner of TPG GenPar VII, L.P., a Delaware limited partnership, which is the general partner of TPG Carthage Holdings, L.P., a Delaware limited partnership, which directly holds 14,144,202 shares of common stock. The Rise Fund GenPar Advisors, LLC is the general partner of The Rise Fund GenPar, L.P., a Delaware limited partnership, which is the general partner of The Rise Fund Carthage, L.P., a Delaware limited partnership (together with TPG Carthage Holdings, L.P., the “TPG Funds”), which directly holds 7,072,104 shares of common stock. Because of Group Advisors’ relationship to the TPG Funds, Group Advisors may be deemed to beneficially own the shares of common stock held by the TPG Funds. David Bonderman and James G. Coulter are the sole shareholders of Group Advisors. Because of the relationship of Messrs. Bonderman and Coulter to Group Advisors, each of Messrs. Bonderman and Coulter may be deemed to beneficially own the shares of common stock held by the TPG Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares of common stock held by the TPG Funds except to the extent of their pecuniary interest therein. The address of each of the TPG Funds and Group Advisors is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. This information is based on the Schedule 13D filed on May 15, 2019 with the SEC.
(3) Consists of 8,592,608 shares of common stock. Hanna Ackerman is trustee of the Seaview Trust and may therefore be deemed to be the beneficial owner of the common stock held by the Seaview Trust. Arie Belldegrun, M.D. FACS, is an economic beneficiary of the Seaview Trust, but he does not have voting or investment control over the common stock held by the Seaview Trust. The address of the Seaview Trust is 811 Strada Vecchia Road, Los Angeles, CA 90077. This information is based on the Schedule 13G/A filed on February 13, 2020 with the SEC.
(4) Consists of 7,486,689 shares of common stock held by Gilead Sciences, Inc. (“Gilead”). The address of Gilead is 333 Lakeside Drive, Foster City, CA 94404. This information is based on the Schedule 13G filed on February 13, 2019 with the SEC.
(5) Consists of 6,542,678 shares of common stock held by Capital Research Global Investors. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071. This information is based on the Schedule 13G filed on February 14, 2020 with the SEC.
(6) Consists of the shares described in note (2) above.
(7) Consists of (i) 754,549 shares of common stock beneficially owned by Bellco Capital, LLC, of which Arie Belldegrun, M.D. FACS, is a manager, (ii) 3,710,006 shares of common stock beneficially owned by Arie and Rebecka Belldegrun, as Trustees of the Belldegrun Family Trust (“Belldegrun Trust”), 467,907 of which will be subject to our right of repurchase as of 60 days of March 31, 2020, (iii) 598,935 shares of common stock beneficially owned by VVAG Special Fund LLC (“VVAG”), of which VVAG LLC is the manager, of which Dr. Belldegrun serves as a senior managing director, (iv) 1,691,781 shares of common stock beneficially owned by Vida Ventures LLC (“Vida”), of which VV Manager LLC is the manager, of which Dr. Belldegrun is a Senior Managing Director, (v) 63,833 shares of common stock held by Dr. Belldegrun, and (vi) 574,199 shares of common stock issuable upon exercise of options, 517,286 of which will be unvested but exercisable within 60 days of March 31, 2020 held by Dr. Belldegrun. Dr. Belldegrun disclaims beneficial ownership of the shares held by VVAG and Vida, except to the extent of any pecuniary interest therein. The address of Dr. Belldegrun and the Belldegrun Trust is 811 Strada Vecchia Road, Los Angeles, CA 90077. The address of VVAG and Vida is 40 Broad Street, #201, Boston, MA 02109. The address of Bellco Capital LLC is 2049 Century Park East, Suite 1940 Los Angeles, CA 90067. This information is partly based on the Schedule 13G filed on February 12, 2020 with the SEC.
(8)  Consists of (i) 2,039,023 shares of common stock held by David Chang, M.D., Ph.D., 937,071 of which will be subject to our right of repurchase as of 60 days of March 31, 2020, (ii) 1,182,508 shares of common stock held by the Chang 2006 Family Trust (“Chang Trust”), (iii) 650,266 shares of common stock held by the JEC 2019 Trust, (vi) 650,266 shares of common stock held by the RTC 2019 Trust, and (iv) 861,300 shares of common stock issuable upon exercise of options, 775,931 of which will be unvested but exercisable within 60 days of March 31, 2020. Dr. Chang is co-trustee of the Chang Trust, JEC 2019 Trust and RTC 2019 Trust.
(9) Consists of 990,703 shares of common stock held by Joshua Kazam.
(10) Consists of (i) 74,870 shares of common stock held by Franz Humer, Ph.D. and (ii) 183,750 shares of common stock issuable upon exercise of options, 88,047 of which will be unvested but exercisable within 60 days of March 31, 2020 held by Dr. Humer.
(11) Consists of (i) 6,535 shares of common stock held by the Messemer Family Trust (“Messemer Trust”) and (ii) 236,025 shares of common stock issuable upon exercise of options, 124,670 of which will be unvested but exercisable within 60 days of March 31, 2020 held by Deborah Messemer. Ms. Messemer is trustee of the Messemer Trust.
(12) Consists of (i) 221,182 shares of common stock held by Owen Witte, M.D., 88,047 of which will be subject to our right of repurchase as of 60 days of March 31, 2020, and (ii) 26,025 shares of common stock acquired by Dr. Witte upon the exercise of stock options, 2,169 of which will be unvested but exercisable within 60 days of March 31, 2020.
(13) Consists of (i) 10,626 shares of common stock held by Eric Schmidt, Ph.D., (ii) 1,227,595 shares of common stock held by the Eric Schmidt 2017 Family Irrevocable Trust (“Schmidt Trust”), which were acquired by the Schmidt Trust upon the exercise of stock options held by Dr. Schmidt, 762,891 of which will be subject to our right of repurchase as of 60 days of March 31, 2020, and (iii) 193,100 shares of common stock issuable upon exercise of options, 168,747 of which will be unvested but exercisable within 60 days of March 31, 2020. Dr. Schmidt’s spouse is trustee of the Schmidt Trust.
(14) Consists of (i) 35,233 shares of common stock held by Alison Moore, Ph.D., and (ii) 911,302 shares of common stock issuable upon exercise of options, 459,294 of which will be unvested but exercisable within 60 days of March 31, 2020 held by Dr. Moore.
(15) Consists of (i) 863 shares of common stock held by Rafael Amado, M.D., and (ii) 270,230 shares of common stock issuable upon exercise of options, all of which will be unvested but exercisable within 60 days of March 31, 2020 held by Rafael Amado, M.D.
(16) Includes the shares described in notes (6) through (15) above.  Also represents (1) 477,500 shares of common stock that one other executive officer has the right to acquire from us within 60 days of March 31, 2020 pursuant to the exercise of stock options, 264,659 of which will be unvested but exercisable within 60 days of March 31, 2020, and (2) 298,405 shares of common stock held by the one other executive officer.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than the following late filings: one late Form 4 filing each for Dr. Humer, Ms. Messemer, and Dr. Witte, and two late Form 4 filings each for Dr. Belldegrun and Dr. Chang.

Executive Compensation
Compensation Discussion and Analysis
Overview
We became a public company in October 2018, and we filed our initial definitive proxy statement under the scaled disclosure reporting rules applicable to emerging growth companies. As of the close of calendar year 2019, we ceased to be an emerging growth company and, therefore, this year’s definitive proxy statement includes additional information regarding our executive compensation program that was previously not required, including:
•this Compensation Discussion and Analysis; and
•additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control.”
This Compensation Discussion and Analysis discusses the compensation philosophy, policies and principles underlying our executive compensation decisions for 2019. It provides qualitative information on the factors relevant to these decisions and the manner in which compensation is awarded to our named executive officers (our “Named Executive Officers”) for the fiscal year ended December 31, 2019, which consist of our principal executive officer, principal financial officer and our remaining two executive officers during 2019. During 2019, we had four executive officers. Our Named Executive Officers for 2019 were:

•David Chang, M.D., Ph.D., our President and Chief Executive Officer;
•Eric Schmidt, Ph.D., our Chief Financial Officer;
•Rafael Amado, M.D., our Chief Medical Officer and Executive Vice President, Research and Development; and
•Alison Moore, Ph.D., our Chief Technical Officer.

Executive Summary
2019 Business Highlights. During 2019, we achieved several important business milestones, including, but not limited to, the following:
•Advanced our lead product candidates:
o Initiated enrollment of the Phase 1 clinical trial of ALLO-501 in patients with non-Hodgkin lymphoma (“NHL”) in the second quarter of 2019;
o Advanced the development of the second-generation version of ALLO-501, known as ALLO-501A. We have removed rituximab recognition domains in ALLO-501A, which we believe will potentially facilitate treatment of more patients, as rituximab is a typical part of a treatment regimen for a patient with NHL. In December 2019, the U.S. Food and Drug Administration (“FDA”) cleared our investigational new drug application (“IND”) to initiate a Phase 1/2 clinical trial for ALLO-501A;
o Initiated enrollment of the Phase 1 clinical trial of ALLO-715 in patients with multiple myeloma in the third quarter of 2019;
•Grew our innovative pipeline:
o Advanced the research of an anti-CD70 chimeric antigen receptor (“CAR”) T cell product candidate, ALLO-316, and selected the candidate to progress to IND-enabling studies for the treatment of hematologic malignancies and renal cell carcinoma;
o Developed a technology platform that we call “TurboCARs” to mimic cytokine activation signaling within a CAR T cell, which could enhance the proliferative potential, migratory behavior, and killing activity of cells;
o Entered into a Collaboration and License Agreement with Notch Therapeutics Inc. (“Notch”), pursuant to which Notch has granted to us an exclusive license to certain intellectual property to develop and commercialize gene-edited T cell and/or natural killer cell products from induced pluripotent stem cells (“iPSCs”) directed at certain CAR targets for initial application in NHL, acute lymphoblastic leukemia and multiple myeloma. We believe iPSCs may provide renewable starting material for our allogeneic CAR T cell product candidates that could allow for improved efficiency of gene editing, greater scalability of supply, product homogeneity and more streamlined manufacturing;

•Further built-out our capabilities:
o Completed the build-out of our headquarters, which consists of approximately 68,000 square feet of office and laboratory space;
o Completed the build-out of our quality control laboratory near our headquarters and initiated certain testing of our product candidates on-site;
o Terminated our reliance on certain support services from Pfizer Inc.;
o Initiated the build-out of our commercial manufacturing facility in Newark, California;
o Strengthened our leadership team by hiring Dr. Amado as our Chief Medical Officer and Executive Vice President of Research and Development; and
o Grew our organization from 104 employees at the beginning of the year to 199 employees at the end of the year.
2019 Executive Compensation Policies and Practices. During 2019 our executive compensation policies and practices included the following:
•Compensation Committee of Independent Directors. Our Compensation Committee is composed of all independent directors and includes our lead independent director.
•Annual Compensation Review. Our Compensation Committee undertakes a comprehensive review of compensation of our executives, including our Named Executive Officers, on an annual basis.
•Independent Compensation Consultant. Our Compensation Committee engages its own compensation consultant, and reviews its independence from management.
•Risk Analysis. We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.
•No Guaranteed Compensation. Although we have signed employment agreements with each of our Named Executive Officers, these agreements provide for “at will” employment, and none of these agreements provides any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.
•Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.
•No Special Retirement Benefits. We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our executive officers and other U.S.-based employees are eligible to participate in our Section 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. We currently make matching contributions into the 401(k) plan on behalf of participants. We match 100% of eligible contributions up to the first 3% of eligible compensation, with an additional match of 50% on the next 3% (maximum of 4.5%).
•No Special Health or Welfare Benefits or Perquisites. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We generally do not provide perquisites or other personal benefits to our executive officers other than those we provide to our employees generally.
•No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.
•Policy Against Hedging and Speculative Trading and Pledging our Common Stock. Our insider trading policy prohibits our employees from engaging in “hedging” or other inherently speculative transactions with respect to our common stock or borrowing against our common stock.
•Stock Ownership Guidelines Policy. In March 2019, our Compensation Committee recommended and our Board adopted a Stock Ownership Guidelines Policy. In September 2019, our Compensation Committee recommended and our Board adopted amendments to our Stock Ownership Guidelines Policy to further increase the requirements of stock ownership on our Chief Executive Officer and non-executive directors. The purpose of our Stock Ownership Guidelines Policy is to encourage ownership of our stock, promote the alignment of the long-term interests of the our non-employee directors, Chief Executive Officer, and other executive officers with the long-term interests of the Company’s stockholders, and further promote our commitment to sound corporate governance. Under the Guidelines, the target stock ownership level for our President and Chief Executive Officer is six times (6x) his base annual salary, the target stock ownership level for our non-executive directors is five times (5x) their base annual cash retainer and the target stock ownership level for our other executive officers is one times (1x) their base annual salary. Under these Guidelines, the compliance deadline for all of our current executive officers and directors is December 2023, although we expect that the target stock ownership levels likely will be achieved much sooner than that.
2019 Executive Compensation Highlights. We believe that 2019 was an outstanding year for us due, in large part, to our achievement of significant clinical, research, and other strategic milestones, as described above. With respect to 2019 compensation decisions, our Compensation Committee and our Board focused on ensuring that a significant portion of the total compensation awarded to our Named Executive Officers was performance-based and linked to meeting our long-term strategic plan to create long-term stockholder value. Additionally, we further aligned the interests of our Chief Executive Officer and Named Executive Officers with those of our stockholders through our stock ownership guidelines policy that we first implemented in March 2019.
The substantial majority of our 2019 compensation to Named Executive Officers was in the form of equity incentive awards. We believe that equity incentive awards further our long-term strategic plan to create long-term stockholder value. For 2019, the Compensation Committee granted new hire equity awards to Dr. Amado to secure his employment and incentivize his long-term commitment and performance. Certain of the new hire grants to Dr. Amado included a performance restricted stock unit award to incentivize the clinical development and approval of our first allogeneic CAR T cell product candidate directed at CD19. In recognition of our significant achievements and as a retention measure, the Compensation Committee also granted 2019 annual equity awards to Dr. Schmidt and Dr. Moore and the Board granted 2019 annual equity awards to Dr. Chang. The following charts illustrate the portion of compensation attributable to equity incentive awards, annual performance-based cash incentive awards and base salary for our Chief Executive Officer and for our other Named Executive Officers, as a group.

Executive Compensation Philosophy and Overview
Our executive compensation program is intended to meet five principal objectives:
•Enable us to attract, retain and motivate superior talent;
•Link rewards to the achievement of critical strategic priorities;
•Create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value;
•Provide appropriate levels of risk and reward relative to an employee’s position with us; and
•Differentiate compensation based on individual performance.
Based on this philosophy, our performance-driven compensation program primarily consists of three components: base salary, short-term cash incentive compensation, and long-term incentive compensation in the form of equity awards. Our Compensation Committee has determined that these three components, with a portion of target total direct compensation allocated to “at-risk” performance-based incentives through the use of short-term and long-term incentive compensation, best align the interests of our executive officers with those of our stockholders. While it does not have any formal policies for allocating compensation among the three components, our Compensation Committee reviews relevant competitive market data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation levels and opportunities are competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.
Process for Setting Executive Compensation
We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. To achieve this, we evaluate and reward our executive officers based on their contributions to the achievement of annual goals and objectives set early in the year. Performance is reviewed at least annually through processes discussed further below, with a focus on our research, clinical, regulatory, financial and operational performance, and in view of economic and financial conditions affecting the performance period.
Role of the Compensation Committee
Our Compensation Committee reviews and approves our executive compensation philosophy, objectives and methods, evaluates our performance and the performance of our executive officers, and either approves executive compensation or makes recommendations for ratification by our Board members. Please see “Information Regarding Committees of our Board of Directors—Compensation Committee—Compensation Committee Processes and Procedures” for additional information.
Awards of performance-based compensation for the previous year are typically made at the last-scheduled Compensation Committee meeting of the year. Adjustments to the base salaries of our Named Executive Officers, if any, are also typically made at the last-scheduled Compensation Committee meeting of the year. Our Compensation Committee reviews annual equity awards at the first-scheduled Compensation Committee meeting of the year.
Role of Management
In making compensation decisions, our Compensation Committee considers the recommendations of our Chief Executive Officer, with input from our Executive Chairman, General Counsel and Secretary. Our Chief Executive Officer, Dr. Chang, makes recommendations to our Compensation Committee with respect to our executive officers, but does not participate in the deliberations or determination of his own compensation. Our Compensation Committee may review and approve the corporate objectives and goals pursuant to the powers delegated under its charter. Dr. Chang annually leads the development of our corporate objectives and goals, which are typically reviewed and approved by the Compensation Committee and then our Board of Directors. Dr. Chang provided the Company’s business and operations perspective for our Compensation Committee’s final review of progress made on the goals set for 2019. Other than as described above, no other executive officers participate in the determination or recommendation of the amount or form of executive officer compensation.
Role of Compensation Consultant
Our Compensation Committee is authorized to engage a compensation consultant or other advisors to review our executive officers’ compensation, including an analysis against the compensation of executive officers at comparable companies, to ensure that our compensation is market competitive, with the goal of retaining and adequately motivating our senior management. During 2019, our Compensation Committee engaged Compensia to make recommendations for updating our compensation peer group, and to review and make recommendations regarding our executive and director compensation for 2019. Compensia was invited to attend a Compensation Committee meeting where they presented and discussed their analysis and findings. For 2019, with the assistance of Compensia, our Compensation Committee updated our compensation peer group, described below in the section entitled “Peer Companies and Market Compensation Data.”
In December 2018, and most recently, in December 2019, our Compensation Committee analyzed whether the work of Compensia as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to our Company by Compensia; (ii) the amount of fees from our Company paid to Compensia as a percentage of the firm’s total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by the firm with an executive officer of our Company; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any stock of our Company owned by the individual compensation advisors employed by Compensia. Our Compensation Committee determined, based on its analysis of the above factors, that the work of Compensia and the individual compensation advisors employed by Compensia has not created any conflict of interest and our Compensation Committee is satisfied with the independence of Compensia.
Peer Group and Market Compensation Data
When making compensation decisions, our Compensation Committee reviews the compensation of similarly-situated executive officers at companies that we consider to be our peers, taking into consideration the experience, position and functional role, level of responsibility and uniqueness of applicable skills of both our executive officers and those of our peers, and the demand and competitiveness for attracting and retaining an individual with each executive officer’s specific expertise and experience in the biotechnology industry. While this analysis is helpful in determining market-competitive compensation for senior management, leading to better attraction and retention of top-quality executive officers, it is only one factor in determining our executive officers’ compensation, and our Compensation Committee exercises its judgment in determining the nature and extent of its use.

With the assistance of its compensation consultant, and after taking into consideration such factors as product development stage, market capitalization, acquisitions, number of employees and public status, the following companies were selected by our Compensation Committee in December 2018 to comprise our compensation peer group:

Acceleron Pharma	Atara Biotherapeutics	Audentes Therapeutics
BeiGene	bluebird bio	Blueprint Medicines
CRISPR Therapeutics	Editas Medicine	Endocyte
G1 Therapeutics	Global Blood Therapeutics	Immunomedics
Loxo Oncology	Moderna	Nektar Therapeutics
REGENXBIO	Rubius Therapeutics	Sangamo Therapeutics
Solid Biosciences	Spark Therapeutics	Ultragenyx Pharmaceutical
Xencor
Our Compensation Committee reviews the peer group periodically to reflect changes in market capitalization and other factors, including number of employees, acquisitions and product development stage, and revises the companies included in the peer group accordingly. In this regard, the peer group was revised by the Compensation Committee in March 2019 to add BeiGene, Moderna and Nektar Therapeutics to the previously approved peer group. In September 2019, the peer group was further revised by the Compensation Committee to consist of:

Audentes Therapeutics	BeiGene	bluebird bio
Blueprint Medicines	CRISPR Therapeutics	Editas Medicine
Fate Therapeutics	Global Blood Therapeutics	Immunomedics
Iovance Biotherapeutics	Mirati Therapeutics	Moderna
Nektar Therapeutics	Sage Therapeutics	Sangamo Therapeutics
Sarepta Therapeutics	Spark Therapeutics	Ultragenyx Pharmaceutical
Xencor

Executive Compensation Program and Compensation Decisions for the Named Executive Officers
The components of our executive compensation program in 2019 were as follows:
Annual Base Salary
The base salaries of our executive officers are designed to compensate them for day-to-day services rendered during the fiscal year. Appropriate base salaries are used to recognize the experience, skills, knowledge and responsibilities required of each executive officer and to allow us to attract and retain individuals capable of leading us to achieve our business goals in competitive market conditions.
The base salaries of our executive officers are reviewed at least annually by our Compensation Committee and adjustments are made to reflect Company and individual performance, as well as competitive market practices. Our Compensation Committee also takes into account subjective performance criteria, such as an executive officer’s ability to lead, organize and motivate others, develop the skills necessary to mature with us, set realistic goals to be achieved in his or her respective area, and recognize and pursue new business opportunities that enhance our growth and success. Our Compensation Committee does not apply specific formulas to determine increases, but instead makes an evaluation of each executive officer’s contribution to our long-term success. Annual adjustments to base salaries are effective as of January 1 of each year, with mid-year adjustments to base salaries made under special circumstances, such as promotions or increased responsibilities.
The 2019 base salaries for our Named Executive Officers were as follows:

Name	2019 Base Salary ($)
David Chang, M.D., Ph.D.	600,000
Eric Schmidt, Ph.D.	425,000
Rafael Amado, M.D.(1)	500,000
Alison Moore, Ph.D.	425,000
(1) Dr. Amado has served as our Chief Medical Officer and Executive Vice President, Research and Development, since September 3, 2019.
On December 18, 2019, our Compensation Committee reviewed the annual base salary and target annual cash bonus opportunity of Dr. Chang, Dr. Amado, Dr. Schmidt and Dr. Moore. In recognition of each of their achievements and as a retention measure, the Committee recommended the Board increase Dr. Chang’s annual base salary for 2020 from $600,000 to $675,000. The Committee also approved the increase of Dr. Amado's annual base salary for 2020 from $500,000 to $510,000, and Dr. Schmidt’s and Dr. Moore’s annual base salary for 2020 from $425,000 to $440,000. On December 18, 2019, based on the Committee’s recommendation, the Board approved the increase to Dr. Chang’s annual base salary.
Annual Bonus Opportunity
Our Named Executive Officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executive officers to achieve pre-established annual corporate goals and to reward them for individual performance towards these goals. The annual performance-based bonus each current Named Executive Officer is eligible to receive is generally based on the extent to which we achieve the corporate goals that the Board establishes each year. At the end of the year, the Board and Compensation Committee review our performance and approve the extent to which we achieved each of these corporate goals. Generally, the Board and Compensation Committee, as applicable, will assess each Named Executive Officer’s individual contributions towards reaching our annual corporate goals but does not typically establish specific individual goals for our Named Executive Officers.
For 2019, the target annual cash bonus opportunity of Dr. Chang was set at 55% of his annual base salary and the target annual cash bonus opportunities for each of Dr. Amado, Dr. Schmidt and Dr. Moore was set at 40% of his or her annual base salary. Our Board and Compensation Committee may award above-target bonuses, in amounts up to 150% of the target annual cash bonus opportunities, for extraordinary performance. On December 18, 2019, our Compensation Committee recommended, and our Board approved, an increase to Dr. Chang’s target annual cash bonus opportunity from 55% of annual base salary to 60% of annual base salary for 2020.
The corporate goals used in our 2019 annual cash bonus plan were proposed by management, and reviewed and approved by our Compensation Committee and our Board. The Board considered and assigned a relative weight to each corporate goal to appropriately focus efforts on achievements that were intended to enhance stockholder value.
Our corporate goals for 2019 and the relative weighting of each corporate goal were as follows:
•Pipeline Advancement:
o Initiate enrollment of the Phase 1 clinical trial of ALLO-501 in patients with NHL by the end of the second quarter of 2019 (weighted at 30%);
o Initiate enrollment of the Phase 1 clinical trial of ALLO-715 in patients with multiple myeloma by the end of 2019 (weighted at 30%);
o Nominate two clinical candidates by the end of the fourth quarter of 2019 (weighted at 10%);
•Capability Build-Out:
o Complete our headquarters in the third quarter of 2019 and initiate the build-out of our commercial manufacturing facility by the end of the fourth quarter of 2019 (weighted at 20%); and
o Complete key hires and develop core capabilities to support clinical programs (weighted at 10%).
The Board also established additional, or stretch, corporate goals as follows:
•Accelerate the Phase 1 clinical trial of ALLO-501 by enrolling the first patient in the trial by the end of the first quarter of 2019 (weighted at 10%);
•Present data from the Phase 1 clinical trial of ALLO-501 in the fourth quarter of 2019 (weighted at 30%); and
•Accelerate the Phase 1 clinical trial of ALLO-715 by enrolling the first patient in the trial by the end of the third quarter of 2019 (weighted at 10%).

In December 2019, our Compensation Committee and our Board reviewed our 2019 corporate goals and determined that on an overall basis, we had attained all of our corporate goals and one of our stretch corporate goals, accelerating the Phase 1 clinical trial of ALLO-715.
In recognition of their efforts towards our successful achievement of such goals and milestones, our Compensation Committee approved awarding Dr. Schmidt, Dr. Amado and Dr. Moore 110% of their respective target annual cash bonus opportunity for 2019, pro-rated by start date, and recommended and the Board approved awarding Dr. Chang 110% of his target annual cash bonus opportunity for 2019. The 2019 annual bonus payments are summarized in the table below.

Name	2019 Annual Cash Bonus ($)
David Chang, M.D., Ph.D.	363,000
Eric Schmidt, Ph.D.	187,000
Rafael Amado, M.D.	71,726
Alison Moore, Ph.D.	187,000

Long-Term Incentive Compensation
We provide long-term incentive compensation to our executive officers through the grant of equity awards. We believe that equity awards create incentives for our executive officers to further our long-term strategic plan to create long-term stockholder value. We also believe equity awards create an ownership culture. In addition, the vesting requirements of our equity awards contributes to executive retention by providing an incentive to our executive officers to remain employed by us during the vesting period.
Generally, significant equity awards are granted at the time an executive officer commences employment. Thereafter, equity awards may be granted at varying times and in varying amounts in the discretion of our Compensation Committee or, if awards are being granted to the Chief Executive Officer, in the discretion of the Board, but are generally made once a year unless such executive officer is promoted, or for recognition of outstanding performance. None of our executive officers is currently party to an employment agreement that provides for an automatic grant of stock options or other equity awards.
Historically, we have granted equity awards to our executive officers in the form of options to purchase shares of our common stock. In March 2019, our Compensation Committee determined that an increasing number of companies in our compensation peer group grant full value awards, such as restricted stock unit awards and, therefore, decided that restricted stock unit awards should be added to our executive compensation program to attract and retain highly qualified executives. In this regard, while both stock options and restricted stock unit awards enable our executive officers to benefit, like stockholders, from any increases in the value of our common stock, stock options deliver future value only if the value of our common stock increases above the exercise price. In contrast, restricted stock unit awards deliver fully paid shares of our stock upon vesting, so, during periods of stock market volatility, restricted stock unit awards help retain employees. In addition, full value awards, such as restricted stock unit awards, are less dilutive to existing stockholders since fewer shares are needed to achieve an equivalent value relative to stock options.
The exercise price of our stock options is equal to the fair market value (our closing market price on the Nasdaq Global Select Market) of our common stock on the date of grant. Our stock options generally vest 1/4th upon the first anniversary of the grant date and 1/36th of the remaining shares each month thereafter until such award is fully vested on the four year anniversary of the grant date, subject to vesting acceleration as described under the heading “—Potential Payments Upon Termination or Change of Control” below. The restricted stock unit awards granted to our Named Executive Officers in 2019 generally vest in four equal annual installments from the grant date, subject to vesting acceleration as described under the heading “—Potential Payments Upon Termination or Change of Control” below. The other terms of the equity awards are governed by our 2018 Equity Incentive Plan, as amended (the “EIP”).
We have granted and may continue to grant restricted stock units that vest upon performance conditions to select executives in order to incentivize meeting specific strategic goals. In August 2019, our Compensation Committee granted Dr. Amado a new hire performance restricted stock unit award for 57,361 shares of our common stock, which settle in three equal installments, with (1) the first installment to vest upon initiation of a Phase 2 clinical trial of our first anti-CD19 product candidate, (2) the second installment to vest upon the filing of a biologics license application with the FDA for our first anti-CD19 product candidate, and (3) the third installment to vest upon FDA approval of our first anti-CD19 product candidate. Any unvested portion of the performance restricted stock unit will expire after seven years.
The vesting schedule and the number of shares granted are established to ensure a meaningful incentive to remain in our employ. Accordingly, the stock award will provide a return to the employee only if he or she remains in our service, and, in the case of the stock option component, only if the market price of our common stock appreciates over the option term. Our Compensation

Committee believes that the new hire equity awards granted to Dr. Amado were necessary to secure his employment and to incentivize his long-term commitment, performance and support of our anti-CD19 product candidate, which is critical for our success.
In March 2019, our Compensation Committee granted our Named Executive Officers, excluding Dr. Amado who had not commenced employment with us at that time, options to purchase shares of our common stock and restricted stock unit awards that may be settled for shares of our common stock. In determining the number of shares of our common stock subject to the stock options and restricted stock unit awards granted to our Named Executive Officers, our Compensation Committee first determined the value of overall annual equity awards, and then determined the appropriate award mix. In March 2019, our Compensation Committee chose to deliver a value mix of approximately 70% stock options and approximately 30% restricted stock units. The ratio of restricted stock units to stock options was based in part on competitive market data and the Compensation Committee’s desire to tie a majority of the equity compensation program to shareholder value creation with stock options. The Compensation Committee also desired to provide a minority portion of the equity program with a durable retention profile, and the grant of restricted stock units assists in retaining the team through periods of stock price volatility. Our Compensation Committee also considered the equity awards granted at the 75th percentile to the executives holding comparable positions at the companies in our compensation peer group, as well as each Named Executive Officer’s existing equity holdings, level of responsibility and criticality, unvested status of existing equity holdings, and its subjective assessment of each Named Executive Officer’s individual performance and our overall company performance.
Based on exceptional performance in 2018, including but not limited to completing both a convertible note round of financing as well as completing an initial public offering, executing a lease to secure our headquarters and additional laboratory space, initiating clinical site start-up activities for the ALLO-501 clinical trial, and as a retention measure, the Compensation Committee determined to provide Dr. Chang, Dr. Schmidt and Dr. Moore a special restricted stock unit award in addition to their annual equity award. The Compensation Committee approved a special restricted stock unit award to Dr. Schmidt of approximately 30% of the expected value of his total annual equity award and to Dr. Moore of approximately 15% of the expected value of her total annual equity award. The Compensation Committee also recommended and our Board of Directors approved a special restricted stock unit award to Dr. Chang of approximately 30% of the expected value of his total annual equity award.
The equity awards granted to our Named Executive Officers during 2019 were as follows:

Name	Options to Purchase Shares of Our Common Stock (#)	RSU Awards for Shares of Our Common Stock (#)	Equity Awards (Aggregate Grant Date Fair Value)
David Chang, M.D., Ph.D.	292,700	173,000	$9,979,110
Eric Schmidt, Ph.D.	83,500	49,400	$2,848,066
Rafael Amado, M.D.(1)	160,630	162,523	$7,009,600
Alison Moore, Ph.D.	83,500	37,050	$2,515,975
(1) Includes a new hire restricted stock unit award for 105,162 shares of our common stock and a new hire performance restricted stock unit award for 57,361 shares of our common stock, each as described under “—Narrative to Summary Compensation Table—Agreements with our Named Executive Officers.”
Health and Welfare Benefits
Our Named Executive Officers, during their employment with us, are eligible to participate in our employee benefit plans, including our medical, dental, group term life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. In addition, we provide a Section 401(k) plan to our employees, including our Named Executive Officers, as discussed in the section below entitled “—Section 401(k) Plan.”
Section 401(k) Plan
We maintain a defined contribution employee retirement plan (the “401(k) Plan”), for our employees. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as our other employees. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401(a) of the Code. The 401(k) Plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $18,500 for calendar year 2018. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2019 may have been up to an additional $6,000 above the statutory limit. We currently make matching contributions into the 401(k) Plan on behalf of participants. We match 100% of eligible contributions up to the first 3% of eligible compensation, with an additional match of 50% on the next 3% (maximum of 4.5%). Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.
Perquisites
We generally do not provide perquisites or personal benefits to our Named Executive Officers. We do, however, pay a portion of the premiums for medical, dental, group term life, disability and accidental death and dismemberment insurance for all of our full-time employees. Our Board may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interests.
Post-Employment Compensation
Our Named Executive Officers are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Plan”), as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.” The Plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting is subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change of control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the Named Executive Officer.
Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change of control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.
Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC Topic 718, we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Our Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to our executive officers in lieu of or in addition to stock options in light of the accounting impact of ASC Topic 718 and other considerations.
Under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. However, Section 162(m) provides a reliance period exception for corporations that became publicly held before December 20, 2019, pursuant to which the deduction limit under Section 162(m) does not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held, subject to certain requirements and limitations. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering occurs. However, the reliance period exception under Section 162(m) may be repealed or modified in the future as a result of certain changes that were made to Section 162(m) pursuant to the Tax Cuts and Jobs Act.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m). Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.
Risk Assessment Concerning Compensation Practices and Policies
Our Compensation Committee annually reviews our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing each of our compensation plans, and the checks and balances built into, and oversight of, each plan, in December 2019 our Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. In addition, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks and, as described above under the heading “Compensation Discussion and Analysis,” significant compensation decisions, and decisions concerning the compensation of our executive officers, include subjective considerations by our Compensation Committee or our Board, which restrain the influence of formulae or objective factors on excessive risk taking. Finally, the mix of short-term compensation (in the form of base salary and annual bonus, if any), and long-term incentive compensation (in the form of stock options and restricted stock unit awards) also prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.
Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of David Bonderman, Franz B. Humer and John DeYoung. None of the members of our Compensation Committee during 2019 has at any time been our officer or employee. None of the members of our Compensation Committee during 2019 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.
Compensation Committee Report*
Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended 2019.

Compensation Committee
David Bonderman, Chairman
Franz B. Humer
John DeYoung

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2019 SUMMARY COMPENSATION TABLE
The following table sets forth all of the compensation awarded to, earned by or paid to our Named Executive Officers during the fiscal year ended December 31, 2019 and, with respect to Dr. Chang, Dr. Schmidt and Dr. Moore, during the fiscal year ended December 31, 2018.

Name and principal position	Year	Salary ($)(1)	Stock awards ($)(2)	Option awards ($)(3)	Non-equity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
David Chang, M.D., Ph.D.	2019	600,000	4,651,970	5,327,140	363,000	250,000	11,192,110
President and Chief Executive Officer	2018	362,413	8,948,152	3,070,331	217,641	250,000	12,848,537
Eric Schmidt, Ph.D.	2019	425,000	1,328,366	1,519,700	187,000	—	3,460,066
Chief Financial Officer	2018	201,232	—	2,299,658	88,099	—	2,588,989
Rafael Amado, M.D.	2019	145,833	4,249,976	2,759,623	71,726	225,000	7,452,158
Chief Medical Officer and Executive Vice President of Research and Development
Alison Moore, Ph.D.	2019	425,000	996,275	1,519,700	187,000	—	3,127,975
Chief Technical Officer	2018	233,265	—	1,401,225	102,124	100,000	1,836,614

(1) The dollar amounts reported for 2018 in this column for Dr. Chang represent (i) $90,750 in consulting fees paid to Dr. Chang between April and June 2018 for services consistent with the role and duties of Chief Executive Officer and (ii) $271,663 in salary paid to Dr. Chang since the commencement of his employment in June 2018 (prorated based on an annual salary of $525,000). The dollar amounts reported for 2018 in this column for Dr. Schmidt and Dr. Moore represent salary paid to each of Dr. Schmidt and Dr. Moore since the commencement of their employment (prorated based on an annual salary of $375,000 and

$400,000, respectively). The dollar amount reported for 2019 in this column for Dr. Amado represents salary paid to Dr. Amado since the commencement of his employment (prorated based on an annual salary of $500,000).
(2) In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang, agreed to modify his fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. As such, the modified founders’ shares of common stock became compensatory upon such modification. The dollar amounts reported for 2018 in this column represent the aggregate fair value (measured as of the modification date) of the modified shares beneficially owned by Dr. Chang at the time of the modification. The dollar amounts reported for 2019 in this column reflect the aggregate grant date fair value of restricted stock units granted during 2019 based on the closing market price of the Company's common stock on the date of grant.
(3) The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2018 and 2019. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 13 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.
(4) The dollar amounts in this column represent annual performance-based bonuses earned for 2018 and 2019. For more information, see above under “Annual Bonus Opportunity.”
(5) The dollar amounts in this column represent relocation bonuses paid to each of Dr. Chang in 2018 and 2019 and Dr. Moore in 2018, and sign-on and relocation bonuses paid to Dr. Amado in 2019.
NARRATIVE TO SUMMARY COMPENSATION TABLE
Agreements with our Named Executive Officers
We have entered into employment letter agreements with each of our Named Executive Officers. These letter agreements provide for at-will employment and set forth the Named Executive Officer’s initial base salary, eligibility for employee benefits and recommended equity grant. In addition, each of our Named Executive Officers has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our Named Executive Officers are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control of the Company are further described below under “—Potential Payments and Benefits upon Termination or Change in Control.”
David Chang, M.D., Ph.D. We entered into a letter agreement with Dr. Chang, our President and Chief Executive Officer, in June 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Chang is entitled to an annual base salary of $525,000, which was increased to $600,000 for 2019 and to $675,000 for 2020. Dr. Chang was eligible to receive an annual target performance bonus of up to 45% and 55% of his base salary for 2018 and 2019, respectively, and is eligible to receive an annual target performance bonus of up to 60% for 2020. In addition, Dr. Chang was paid a $250,000 relocation bonus in 2018 and was paid an additional relocation bonus of $250,000 in 2019 in connection with his relocation to the San Francisco Bay Area. Dr. Chang was granted an initial stock option to purchase 1,955,625 shares of our common stock. Additionally, we entered into a vesting restriction agreement with Dr. Chang in April 2018, pursuant to which the 4,280,230 shares of common stock beneficially owned by Dr. Chang and issued in December 2017 became subject to vesting over a 52-month period commencing in December 2017, subject to his continuous service through each vesting date.
Eric Schmidt, Ph.D. We entered into a letter agreement with Dr. Schmidt, our Chief Financial Officer, in June 2018 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Schmidt is entitled to an annual base salary of $375,000, which was increased to $425,000 for 2019 and to $440,000 for 2020. Dr. Schmidt was eligible to receive an annual target performance bonus of up to 35% and 40% of his base salary for 2018 and 2019, respectively, and is eligible to receive an annual target performance bonus of up to 40% of his base salary for 2020. Dr. Schmidt was granted an initial stock option to purchase 1,464,750 shares of our common stock.
Rafael Amado, M.D. We entered into a letter agreement with Dr. Amado, our Chief Medical Officer and Executive Vice President of Research and Development, in July 2019 that governs the current terms of his employment with us. Pursuant to the agreement, Dr. Amado is entitled to an annual base salary of $500,000, which was increased to $510,000 for 2020. Dr. Amado is eligible to receive an annual target performance bonus of up to 40% of his base salary. In addition, Dr. Amado was paid a $75,000 sign-on advance and a $150,000 relocation bonus in 2019 in connection with his relocation to the San Francisco Bay Area. Dr. Amado was granted an initial stock option to purchase 160,630 shares of our common stock. Dr. Amado was also granted an initial restricted stock unit award for 105,162 shares of our common stock, which settle on an annual basis over four years. In addition, Dr. Amado was awarded a new hire performance restricted stock unit award for 57,361 shares of our common stock, which settle in three equal installments, with (1) the first installment to vest upon initiation of a Phase 2 clinical trial of our first anti-CD19 product candidate, (2) the second installment to vest upon the filing of a biologics license application with the FDA for our first anti-CD19 product candidate, and (3) the third installment to vest upon FDA approval of our first anti-CD19 product candidate. Any unvested portion of the performance restricted stock unit will expire after seven years.
Alison Moore, Ph.D. We entered into a letter agreement with Dr. Moore, our Chief Technical Officer, in May 2018 that governs the current terms of her employment with us. Pursuant to the agreement, Dr. Moore is entitled to an annual base salary of $400,000, which was increased to $425,000 for 2019 and $440,000 for 2020. Dr. Moore was eligible to receive an annual target performance bonus of up to 35% and 40% of her base salary for 2018 and 2019, respectively, and is eligible to receive an annual target performance bonus of up to 40% of her annual base salary for 2020. In addition, Dr. Moore was paid a $100,000 relocation bonus in 2018 in connection with her relocation to the San Francisco Bay Area. Dr. Moore was granted an initial stock option to purchase 892,500 shares of our common stock.
Each of the options granted to our Named Executive Officers are subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to each individual’s continued service through each vesting date.
2019 GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information relating to the grant of plan-based incentive awards to our Named Executive Officers in 2019.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David Chang, M.D., Ph.D.
Restricted stock unit award	3/13/2019	—	—	—	173,000	—	—	4,651,970
Stock option award	3/13/2019	—	—	—	—	292,700	26.89	5,327,140
Annual bonus	—	—	405,000	607,500	—	—	—	—
Eric Schmidt, Ph.D.
Restricted stock unit award	3/13/2019	—	—	—	49,400	—	—	1,328,366
Stock option award	3/13/2019	—	—	—	—	83,500	26.89	1,519,700
Annual bonus	—	—	176,000	264,000	—	—	—	—
Rafael Amado, M.D.
Restricted stock unit award	9/3/2019	—	—	—	162,523	—	—	4,249,976
Stock option award	9/3/2019	—	—	—	—	160,630	26.15	2,759,623
Annual bonus	—	—	204,000	306,000	—	—	—	—
Alison Moore, Ph.D.
Restricted stock unit award	3/13/2019	—	—	—	37,050	—	—	996,275
Stock option award	3/13/2019	—	—	—	—	83,500	26.89	1,519,700
Annual bonus	—	—	176,000	264,000	—	—	—	—

(1) All stock options and restricted stock unit awards were granted under the EIP.

2019 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table presents information concerning equity awards held by our Named Executive Officers as of December 31, 2019.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
David Chang, M.D., Ph.D.(1)(2)	4/6/2018	—	—	—	—	2,222,446	57,739,147
	6/25/2018	—	—	2.27	6/25/2028	1,140,782	29,637,516
	3/13/2019	292,700	—	26.89	3/13/2029	173,000	4,494,540

Eric Schmidt, Ph.D.(3)	6/25/2018	—	—	2.27	6/25/2028	915,469	23,783,885
	3/13/2019	83,500	—	26.89	3/13/2029	49,400	1,283,412

Rafael Amado, M.D.(4)	9/3/2019	160,630	—	26.15	9/3/2029	162,523	4,222,348

Alison Moore, Ph.D.	6/25/2018	718,202	—	2.27	6/25/2028	—	—
	3/13/2019	83,500	—	26.89	3/13/2029	37,050	962,559

(1) In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. The number of shares of stock that have not vested is based on the founders’ shares that were beneficially owned by Dr. Chang as of December 31, 2019. The shares are subject to vesting over a 52-month period commencing in December 2017, subject to continuous service through each vesting date.
(2) On July 9, 2018, Dr. Chang elected to early exercise in full his stock option granted on June 25, 2018. We have a right to repurchase any unvested shares subject to such award if Dr. Chang ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The June 25, 2018 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was April 6, 2018.
(3) On June 26, 2018, Dr. Schmidt elected to early exercise in full his stock option granted on June 25, 2018. We have a right to repurchase any unvested shares subject to such award if Dr. Schmidt ceases to provide services to us prior to the date on which all shares subject to the award have vested in accordance with the applicable vesting schedule. The June 25, 2018 option award is subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months. The vesting commencement date for such award was June 18, 2018.
(4)  A total of 57,361 of the stock awards granted on September 3, 2019 are performance based restricted stock units which vest upon achievement of specific performance criteria.

2019 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, for our Named Executive Officers in the year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David Chang, M.D., Ph.D.(2)	—	—	1,802,597	49,012,433
Eric Schmidt, Ph.D.	—	—	549,281	15,505,595
Rafael Amado, M.D.	—	—	—	—
Alison Moore, Ph.D.	174,298	4,665,199	—	—

(1)	The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options, and does not represent actual amounts received by the Named Executive Officers as a result of the option exercises.
(2)	In connection with the issuance of the Company’s Series A and Series A-1 convertible preferred stock in April 2018, the Company’s founders, including Dr. Chang, agreed to modify their fully vested founders’ shares of common stock outstanding to include a forfeiture restriction that lapses based on their continued service to the Company. The shares are subject to vesting over a 52-month period commencing in December 2017, subject to continuous service through each vesting date. The shares vested in this table include a portion of the founders' shares that vested during 2019.
2019 DIRECTOR COMPENSATION TABLE
The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company that served during 2019:

Name	Fees earned ($)	Stock awards ($)(1)	Option awards ($)(2)	All other Compensation ($)(3)	Total ($)
Arie Belldegrun, M.D. FACS	—	3,101,304	3,551,421	664,000	7,316,725
David Bonderman	—	—	—	—	—
John DeYoung	—	—	—	—	—
Franz Humer, Ph.D.	101,325	424,983	—	—	526,308
Joshua Kazam	43,500	424,983	—	560,400	1,028,883
Deborah Messemer	57,500	—	424,988	—	482,488
Todd Sisitsky	—	—	—	—	—
Owen Witte, M.D	50,000	—	424,988	—	474,988
(1) The amounts reported in this column represent the aggregate grant date fair value of the restricted stock unit awards granted during the year ended December 31, 2019, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC Topic 718) excluding the impact of estimated forfeitures related to service-based vesting conditions, which value is based on the closing market price of our common stock on the date of grant. As of December 31, 2019, the aggregate number of restricted stock units outstanding held by our non-employee directors were: Dr. Belldegrun: 86,500; Dr. Humer: 16,377; and Mr. Kazam: 16,377.
(2) The dollar amounts in this column represent the aggregate grant date fair value of stock option awards granted in 2019. These amounts have been computed in accordance with FASB ASC Topic 718, using the Black-Scholes option pricing model. For a discussion of valuation assumptions, see Note 13 “Stock-based Compensation” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the directors upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. As of December 31, 2019, the aggregate number of shares outstanding under all option awards held by our non-employee directors were: Dr. Belldegrun: 195,133; Dr. Humer: 183,750; Ms. Messemer: 236,025; and Dr. Witte: 26,025.
(3) For Dr. Belldegrun, amount shown represents $400,000 in consulting fees paid to Bellco Capital LLC (“Bellco”) in 2019 and an annual performance award of $264,000 paid to Bellco in 2020 for services rendered in 2019. Bellco is owned by Dr. Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust. For Mr. Kazam, amount shown represents consulting fees paid to Two River Consulting LLC (“Two River”) in 2019. Mr. Kazam provides consulting services to us through Two River and is a venture partner of Two River. For more information, see description of our consulting arrangement with Bellco and Two River below under “Transactions With Related Persons—Consulting Arrangements”.
We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors, and will pay for the travel, lodging and other reasonable expenses incurred by our employee directors to attend meetings of our Board of Directors and, as applicable, committees of our Board of Directors.
Non-Employee Director Compensation Policy

Our Board of Directors approved the following non-employee director compensation policy in September 2018:

•an annual cash retainer of $40,000;

•an additional annual cash retainer of $12,500, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;

•an additional annual cash retainer of $25,000, $15,000 and $10,000 for service as chair of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);

•an initial option grant to purchase 54,075 shares of our common stock, vesting in 36 equal monthly installments, and an initial restricted stock unit award that may be settled for 16,275 shares of our common stock, vesting annually over a three-year period from the date of grant; and

•an annual option grant to purchase 27,300 shares of our common stock, vesting in 12 equal monthly installments, and an annual restricted stock unit award that may be settled for 7,875 shares of our common stock, vesting on the one-year anniversary of the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.

As a result of periodic review of the policy, in March 2019, our Board of Directors and Compensation Committee determined that Messrs. Bonderman and DeYoung will have sole authority to review and update the policy for 2019. Neither Mr. Bonderman nor Mr. DeYoung accept any compensation for serving on our Board of Directors. In consultation with Compensia and in light of the increase in the value of the Company’s equity, Mr. Bonderman and Mr. DeYoung approved a reduction in the amount of equity compensation to our non-employee directors for 2019. The revised policy is set forth below:
•an annual cash retainer of $40,000;
◦
•an additional annual cash retainer of $12,500, $7,500 and $5,000 for service as a member of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively;
•an additional annual cash retainer of $25,000, $15,000 and $10,000 for service as chairman of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively (in lieu of the committee member retainer above);
•an initial option grant, vesting in 36 equal monthly installments, and/or an initial restricted stock unit award, vesting annually over a three-year period from the date of grant, having an aggregate grant date value of $850,000, with the director designating the proportionate share between the initial option grant and initial restricted stock unit award prior to or on the date of grant; and
•an annual option grant, vesting in 12 equal monthly installments, and/or an annual restricted stock unit award, vesting on the one-year anniversary of the date of grant, having an aggregate grant date value of $425,000, with the director designating the proportionate share between the annual option grant and annual restricted stock unit award prior to or on the date of grant. The annual grants will be made on the date of each of our annual meetings of stockholders.
Each of the equity awards described above will vest and become exercisable subject to the non-employee director’s continuous service with us through each applicable vesting date, provided that each option and restricted stock unit award will vest in full upon a change of control of the Company, as defined under our EIP. The stock options and restricted stock unit awards will be granted under our EIP.

In September 2019, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved the creation of the International and Business Development Oversight Committee. Mr. Bonderman and Mr. DeYoung approved the following compensation for the members of the International and Business Development Oversight Committee: an annual cash retainer of $100,000 for service as chair of this committee and $3,500 per meeting for each other member of this committee.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table sets forth the aggregate information of our equity compensation plans in effect as of December 31, 2019.
Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—	—	—
Amended and Restated 2018 Equity Incentive Plan(1)	11,131,677	14.51	9,642,503
2018 Employee Stock Purchase Plan(2)	—	—	2,266,844
Equity compensation plans not approved by security holders	—	—	—
Total	11,131,677	14.51	11,909,347
(1) The EIP became effective on September 26, 2018. Initially, the aggregate number of shares of our common stock that may be issued under the EIP is 20,432,250 shares. Additionally, on January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 Plan is automatically increased by a number equal to: (a) 5% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of common stock as is determined by our Board or our Compensation Committee for the applicable year. All shares of our common stock reserved and available under the EIP shall constitute the maximum aggregate number of shares of common stock that may be issued through incentive stock options. As of December 31, 2019, the number of outstanding awards under column (a) includes: (1) 9,190,522 shares issuable upon the exercise of outstanding options at a weighted-average exercise price of approximately $14.51 and (2) 1,941,155 shares issuable upon the vesting of outstanding restricted stock units. The weighted-average exercise price shown in column (b) is for the outstanding options only. As of January 1, 2020, the number of shares issuable under the EIP increased to 32,719,750 shares, of which 15,855,870 shares remained available for issuance under the EIP.
(2) Our 2018 Employee Stock Purchase Plan (the “ESPP”) became effective on September 26, 2018. The ESPP authorizes the issuance of 1,160,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. On January 1 of each year, commencing on January 1, 2019 and ending on January 1, 2028, the number of shares authorized for issuance under the 2018 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 2,320,000 shares; or (c) such lesser number of shares of Common Stock as is determined by our Board or our Compensation Committee for the applicable year. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our executive officers, including our Named Executive Officers, are entitled to certain severance and change of control payments and benefits pursuant to our change in control and severance benefit plan (the “Change in Control Plan”). The Change in Control Plan provides for, in the event of an involuntary termination of employment without “cause” or a resignation with “good reason,” and subject to our receipt of an effective waiver and release of claims from the executive, a combination of (1) cash severance for the severance period and (2) the payment or reimbursement of premiums or continued coverage under group health plans for the severance period. The severance period is 24 months in the case of our Chief Executive Officer, and 12 months in the case of our other Named Executive Officers.
In the event that the involuntary termination of employment occurs within the period commencing three months before and ending 12 months after a change in control of the Company, then the participants in the Change in Control Plan are entitled to the same benefits described above, but the severance period is 18 months for our Chief Financial Officer, Chief Medical Officer and Executive Vice President of Research and Development, and Chief Technical Officer. In addition, our Chief Executive Officer would be entitled to 200% of his annual target bonus and our other Named Executive Officers would be entitled to 150% of his or her annual target bonus, and each of our Named Executive Officers would be entitled to accelerated vesting of outstanding equity compensation awards.
Under the Change in Control Plan, the term “cause” generally means (i) the employee’s commission of any crime involving fraud, dishonesty or moral turpitude; (ii) the employee’s attempted commission of or participation in a fraud or act of dishonesty against us that results in (or might have reasonably resulted in) material harm to our business; (iii) the employee’s intentional, material violation of any contract or agreement between us and the employee or any statutory duty that the employee owes to us; or (iv) the employee’s conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or might have reasonably resulted in) material harm to our business. The term “change in control” generally means (1) the acquisition by any person or company of more than 50% of the combined voting power of our then outstanding stock, (2) a merger, consolidation or similar transaction in which our stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity) in substantially the same proportions as their ownership immediately prior to such transaction, (3) a sale, lease, exclusive license or other disposition of all or substantially all of our assets other than to an entity more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of our outstanding voting securities immediately prior to such transaction, or (4) a complete dissolution or liquidation of the company.
The term “good reason” generally means (i) a material reduction of such employee’s annual base salary, which is a reduction of at least 10% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in such employee’s authority, duties or responsibilities; (iii) a relocation of such employee’s principal place of employment with the Company (or successor to the Company, if applicable) to a place that increases such employee’s one-way commute by more than 50 miles as compared to such employee’s then-current principal place of employment immediately prior to such relocation (excluding regular travel in the ordinary course of business).
The following table provides an estimate of the potential payments and benefits pursuant to the Change in Control Plan, which could occur upon termination of the employment of our Named Executive Officers, including in connection with a change of control of the Company, assuming a triggering event occurred on December 31, 2019:

Name	Benefit	Termination without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination without Cause or Resignation for Good Reason in Connection with a Change in Control ($)
David Chang, M.D., Ph.D.	Lump Sum Cash Severance Payment	1,200,000	1,200,000
	Lump Sum Target Bonus Payment	—	660,000
	Health Insurance Premiums	22,336	44,671
	Vesting Acceleration(1)	—	50,862,409
	Benefit Total	1,222,336	52,767,080
Eric Schmidt, Ph.D.	Lump Sum Cash Severance Payment	425,000	637,500
	Lump Sum Target Bonus Payment	—	255,000
	Health Insurance Premiums	25,212	37,818
	Vesting Acceleration(1)	—	36,012,635
	Benefit Total	450,212	36,942,953
Rafael Amado, M.D.	Lump Sum Cash Severance Payment	500,000	750,000
	Lump Sum Target Bonus Payment	—	300,000
	Health Insurance Premiums	15,437	23,156
	Vesting Acceleration(1)		4,222,348
	Benefit Total	515,437	5,295,504
Alison Moore, Ph.D.	Lump Sum Cash Severance Payment	425,000	637,500
	Lump Sum Target Bonus Payment	—	255,000
	Health Insurance Premiums	22,336	33,504
	Vesting Acceleration(1)	—	17,991,128
	Benefit Total	447,336	18,917,132
(1) The value of the accelerated vesting of the outstanding stock options and restricted stock unit awards is based on the closing market price of $25.98 per share of our common stock on December 31, 2019, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

TRANSACTIONS WITH RELATED PERSONS
Related-Person Transactions policy and Procedures
We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of our common stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, all of the parties thereto, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board takes into account the relevant available facts and circumstances including, but not limited to:
• the risks, costs and benefits to us;
• the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

• the terms of the transaction;
• the availability of other sources for comparable services or products; and
• the terms available to or from, as the case may be, unrelated third parties.
In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.
Certain Related-Person Transactions
The following sections summarize transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, including any of their immediate family members and affiliates, including entities owned or controlled by such persons, had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Pfizer Asset Purchase Transaction
In April 2018, we entered into an Asset Contribution Agreement (the “Pfizer Agreement”) with Pfizer Inc. (“Pfizer”) pursuant to which we acquired certain assets and assumed certain liabilities from Pfizer, including a Research Collaboration and License Agreement with Cellectis S.A. and an Exclusive License and Collaboration Agreement with Les Laboratoires Servier SAS and Institut de Recherches Internationales Servier SAS (collectively, “Servier”), and other intellectual property for the development and administration of CAR T cells for the treatment of cancer.
As consideration for the purchased assets, we issued Pfizer 3,187,772 shares of our Series A-1 Preferred Stock. In addition, we are required to make milestone payments upon successful completion of regulatory and sales milestones on a target-by-target basis for certain targets, including CD19 and BCMA, covered by the Pfizer Agreement. The aggregate potential milestone payments upon successful completion of various regulatory milestones in the United States and the European Union are $30 million or $60 million per target (depending on the target, and $840.0 million for all targets), provided that we are not obligated to pay a milestone for regulatory approval in the European Union for an anti-CD19 allogeneic CAR T cell product, to the extent Servier has commercial rights to such territory. The aggregate potential milestone payments upon reaching certain annual net sales thresholds in North America, Europe, Asia, Australia and Oceania, which we refer to as the Territory, for a certain number of targets covered by the Pfizer Agreement are $325.0 million per target. Concurrently with our entry into the Pfizer Agreement, we and Pfizer entered into a letter agreement pursuant to which Pfizer granted us, in partial consideration for our milestone and royalty payment obligations under the Pfizer

Agreement, an option to expand the Territory to include some or all of the rest of the world at our election. We may exercise the option at any time during the 12 year period following closing of the asset acquisition under the Pfizer Agreement.
Pfizer is also eligible to receive, on a product-by-product and country-by-country basis, (i) royalties in the low single-digit percentage on annual net sales in the United States for products commercialized by us targeting certain targets, including CD19, covered by the Pfizer Agreement, (ii) tiered marginal royalties ranging from the low to mid-single-digit percentages on annual net sales in any country in the world for products commercialized by us targeting certain other targets covered by the Pfizer Agreement and (iii) royalties in the low single-digit percentage on annual net sales in any country in the Territory for products commercialized by us targeting targets not covered by the Pfizer Agreement that use certain Pfizer intellectual property and for which an IND is first filed on or before April 6, 2023. The royalties in the foregoing clauses (i) and (ii) are subject to reduction for products not covered by certain patent claims or for future required licenses of third party intellectual property. Our royalty obligation with respect to a given product in a given country, which we refer to as the Pfizer Royalty Term, begins upon the first sale of such product in such country and ends on the later of (i) expiration of the last claim of a defined set of patent rights, in each case covering such product in such country or (ii) 12 years from the first sale of such product in such country.

Under the Pfizer Agreement, we are required to use commercially reasonable efforts to develop and seek regulatory approval in and for the United States and the European Union for certain products covered by the Pfizer Agreement and to commercialize each product covered by the Pfizer Agreement in the applicable royalty territory in which regulatory approval for such product has been obtained. We also agreed to offer employment to certain Pfizer employees on terms no less favorable than the terms such employees enjoyed while being employed by Pfizer. We hired 39 employees from Pfizer pursuant to the terms of the Pfizer Agreement.

Pfizer is required, subject to certain limitations, to indemnify us against damages arising out of any breach or inaccuracy in the representations or warranties made by Pfizer, any breach of a covenant by Pfizer or any liability not acquired by us. Likewise, we are required, subject to certain limitations, to indemnify Pfizer against damages arising out of any breach or inaccuracy of our representations and warranties, any breach of a covenant made in the agreement or the related patent and know-how license agreement by us, including any practice of intellectual property outside of the scope of the license granted to us, or any assumed liability.
In connection with the closing of the Pfizer asset purchase transaction, we entered into a Transition Services Agreement (the “TSA”) with Pfizer in April 2018, pursuant to which Pfizer provides us with certain (i) research and development services, including services relating to testing, studies, and clinical trials, project management services, laboratory equipment and operations services, animal care services, data storage services and regulatory strategy services, and (ii) general and administrative services, including business technology services, compliance services, finance/accounting services, and procurement, manufacturing and supply chain services, with respect to the assets that we purchased from Pfizer. Under the TSA, Pfizer also provides us with certain facilities and facility management services. The services are provided by certain employees of Pfizer as independent contractors of Allogene. We believe that it is helpful for Pfizer to provide such services to us under the TSA to help facilitate the efficient operation of our business after the asset purchase.
Pfizer began providing the services in May 2018 and we terminated services in September 2019. The total expenses were $4.5 million for the year ended December 31, 2019.

Investors’ Rights Agreement

Pursuant to an investors’ rights agreement, dated April 6, 2018, as amended, between us and certain of our stockholders, including certain holders of more than five percent of our capital stock and entities affiliated with certain of our directors, Dr. Chang, Mr. Kazam, Dr. Belldegrun, Dr. Witte and Dr. Humer, each directors of our company, as well as Pfizer, entities affiliated with TPG Carthage Holdings, L.P. and entities affiliated with VVAG Special Fund LLC, are entitled to certain demand registration rights, piggyback registration rights and Form S-3 registration rights.
Consulting Arrangements
In June 2018, we entered into a consulting agreement with Two River Consulting LLC (“Two River”). Arie Belldegrun, M.D., FACS, the Executive Chairman of our Board and Joshua Kazam, a member of our Board, are each partners of Two River, and David Chang, M.D., Ph.D., our President and Chief Executive Officer, is a venture partner of Two River. Pursuant to the consulting agreement, Two River provides strategic, financial, business development and secretarial consulting services and is compensated for such services rendered at a rate of no more than $150,000 per quarter, paid in arrears beginning in April 2018, unless a higher rate is approved by our Board or our audit committee. We paid Two River an aggregate of $0.6 million in consulting fees in 2019. Dr. Belldegrun and Dr. Chang do not receive any salary, commission or other fees for serving as partners of Two River. We amended our agreement with Two River in January 2020 to provide payment of no more than $84,000 per quarter.

In August 2018, we entered into a consulting agreement with Bellco Capital LLC (“Bellco”). Bellco is owned by our executive chairman, Arie Belldegrun, M.D., FACS, as co-trustee of the Belldegrun Family Trust, and Dr. Rebecka Belldegrun, as co-trustee of the Belldegrun Family Trust, and Dr. Belldegrun is the Manager of Bellco. Pursuant to the consulting agreement, Bellco provides certain services for us, which are performed by Dr. Belldegrun and include without limitation, providing advice and analysis with respect to our business, business strategy and potential opportunities in the field of allogeneic CAR T cell therapy and any other aspect of the CAR T cell therapy business as we may agree. In consideration for these services, we paid Bellco $33,333 per month for an aggregate of $0.4 million in consulting fees in 2019. In recognition of the extraordinary performance of Bellco and in helping the Company meet its 2019 corporate goals, an annual performance award in an amount of $0.3 million was paid to Bellco in March 2020. The Company also increased the monthly payment to Bellco for 2020 to $37,500. We also reimburse Bellco for out of pocket expenses incurred in performing the services.
Employment Arrangements
We currently have written employment letter agreements with our executive officers. For information about our employment agreements with our named executive officers, refer to “Executive Compensation—Agreements with our Named Executive Officers.”
Sublease Agreements
In December 2018, we subleased approximately 1,290 square feet of office space in Los Angeles, California, from Bellco. The sublease has a three-year term, subject to certain early termination rights. Commencing in September 2018, we pay monthly base rent of approximately $6,500, increasing 3.5% per year, subject to rent abatement from November 2018 through May 2019. The monthly base rent will total approximately $220,000 for the full term of the sublease. We also contributed to certain tenant improvements to the space totaling approximately $75,000. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by Bellco.
In February 2019, we subleased approximately 2,180 square feet of our office space in New York, New York, to ByHeart, Inc., formerly known as Second Science, Inc. (“ByHeart”). ByHeart is a development stage infant formula company. Certain of our Board members and executive officers have beneficial ownership in ByHeart and Mr. Kazam serves on the board of directors of ByHeart. The sublease terminates in June 2025, subject to certain early termination rights. Commencing in December 2018, ByHeart pays a monthly base rent of approximately $16,000, which will total approximately $1.3 million for the full term of the sublease. The monthly base rent and related occupancy costs are pass-through costs to the master landlord or other third parties and no portion is retained by us.
Stock Options Granted to Executive Officers and Directors
We have granted stock options to our executive officers and directors, as more fully described in “Executive Compensation – 2019 Outstanding Equity Awards Table.”
Indemnification Agreements
We have entered into, and intend to continue to enter into, separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or the Company. Direct your written request to Allogene Therapeutics, Inc., Secretary, 210 East Grand Avenue, South San Francisco, California 94080, or call us at (650) 457-2700. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David M. Tanen
Secretary
South San Francisco, California
April 23, 2020

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Secretary, Allogene Therapeutics, Inc., 210 East Grand Avenue, South San Francisco, California 94080.